Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fermi Inc. 2025 Long-Term Incentive Plan of our report dated March 30, 2026, with respect to the consolidated financial statements of Fermi Inc. included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2025.
/s/ Ernst & Young LLP
Fort Worth, Texas
March 30, 2026